Exhibit 99.1

1245 Q Street, Lincoln, NE 68508 P: 1 800 388 4264 | F: 402 475 9061 nrchealth.com

Contact:	Kevin R. Karas Chief Financial Officer 402-475-2525

NATIONAL RESEARCH CORPORATION ANNOUNCES

SECOND QUARTER 2022 RESULTS

LINCOLN, Nebraska (August 2, 2022) — National Research Corporation, dba NRC Health, (NASDAQ:NRC) today announced results for the second quarter 2022.

Q2 2022 financial results compared to Q2 2021:

●	Revenue increased 2% to $37.3 million
●	Operating income decreased 6% to $11.5 million

In commenting on recent events, Michael Hays, Chief Executive Officer, said, “In the second quarter, our team secured the first official contract for the Human Understanding Program with Novant Health, an integrated health system serving four states and comprised of 15 medical centers and 600 clinics. We look forward to additional notable health systems adopting the Program which will take center stage at NRC Health’s 28th annual Symposium August 21–23 in Seattle. Hundreds of organizations will experience the power of delivering personalized health care at scale.”

Regarding the Company’s 2022 second quarter financial performance, Kevin Karas, Chief Financial Officer, said, “Our growth strategy continues to focus on organic growth levers of increasing revenue from our core offerings, including our new Human Understanding Program, within our existing client base, as well as adding new clients to increase market share. While growth in our core offerings remains strong, decreases in revenue from discontinued and non-core offerings reduced our consolidated revenue growth rate to 2% for the quarter. Consistent with our long-term focus, we increased resource allocation for innovation initiatives, marketing and associate retention, increasing operating expenses for the quarter. We also continued to follow our capital allocation strategy, funding our quarterly dividend and additional share repurchases in the second quarter.”

© NRC Health

NRC Announces Second Quarter 2022 Results

August 2, 2022

Revenue for the second quarter ended June 30, 2022, was $37.3 million, compared to $36.4 million for the same quarter in 2021. Net income for the quarter ended June 30, 2022, was $8.3 million, compared to $8.9 million for the quarter ended June 30, 2021.

Diluted earnings per share decreased to $0.33 for the quarter ended June 30, 2022, from diluted earnings per share of $0.35 for the quarter ended June 30, 2021.

A live simulcast of National Research Corporation’s 2022 second quarter conference call will be available online at https://events.q4inc.com/attendee/350372698 on August 3, 2022, beginning at 11:00 a.m. Eastern time. The online replay will follow approximately one hour later and continue for 30 days.

For more than 40 years, National Research Corporation has been a leading provider of analytics and insights that facilitate measurement and improvement to increase patient engagement and customer loyalty for healthcare providers, payers and other healthcare organizations in the United States and Canada. Our purpose is to enable human understanding by helping our clients to understand what matters most to each person that they serve.

This press release contains certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such statements are subject to the safe harbor created by those sections and the Private Securities Litigation Reform Act of 1995, as amended. Such statements may be identified by their use of terms or phrases such as “believes,” “expect,” derivations thereof, and similar terms and phrases. Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements, including those risks and uncertainties as set forth in the Risk Factors section of our Annual Report on Form 10-K for the year ended December 31, 2021 and various disclosures in our press releases, stockholder reports, and other filings with the Securities and Exchange Commission. We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

© NRC Health

NRC Announces Second Quarter 2022 Results

August 2, 2022

NATIONAL RESEARCH CORPORATION AND SUBSIDIARY

Unaudited Condensed Consolidated Statements of Income

(In thousands, except per share data)

	Three months ended June 30		Six months ended June 30
	2022	2021	2022	2021

Revenue	$37,292	$36,425	$75,734	$71,889

Operating expenses:
Direct	13,758	12,536	28,537	24,476
Selling, general and administrative	10,748	10,016	21,397	19,536
Depreciation, amortization and impairment	1,290	1,634	2,606	3,618
Total operating expenses	25,796	24,186	52,540	47,630

Operating income	11,496	12,239	23,194	24,259

Other income (expense):
Interest income	14	3	19	6
Interest expense	(318)	(423)	(635)	(855)
Other, net	(128)	75	(81)	96

Total other income (expense)	(432)	(345)	(697)	(753)

Income before income taxes	11,064	11,894	22,497	23,506

Provision for income taxes	2,742	2,950	5,636	5,330

Net income	$8,322	$8,944	$16,861	$18,176

Earnings Per Share of Common Stock:
Basic Earnings Per Share	$0.33	$0.35	$0.67	$0.71
Diluted Earnings Per Share	$0.33	$0.35	$0.67	$0.71

Weighted average shares and share equivalents outstanding:
Basic	25,083	25,426	25,166	25,420
Diluted	25,211	25,645	25,300	25,656

© NRC Health

NRC Announces Second Quarter 2022 Results

August 2, 2022

NATIONAL RESEARCH CORPORATION AND SUBSIDIARY

Unaudited Condensed Consolidated Balance Sheets

(Dollars in thousands, except share amounts and par value)

	June 30, 2022	December 31, 2021
Assets
Current assets:
Cash and cash equivalents	$32,974	$54,361
Accounts receivable, net	13,112	13,728
Other current assets	5,694	5,618
Total current assets	51,780	73,707

Property and equipment, net	13,602	12,391
Goodwill	61,614	61,614
Other, net	9,237	9,828
Total assets	$136,233	$157,540

Liabilities and Shareholders’ Equity
Current liabilities:
Current portion of notes payable, net unamortized debt issuance costs	$4,390	$4,278
Accounts payable and accrued expenses	4,973	7,393
Accrued compensation	6,914	7,139
Deferred revenue	15,496	17,213
Dividends payable	5,944	3,044
Other current liabilities	1,870	1,321
Total current liabilities	39,587	40,388

Notes payable, net of current portion and unamortized debt issuance costs	20,044	22,269
Other non-current liabilities	7,978	9,546
Total liabilities	67,609	72,203

Shareholders’ equity:
Preferred stock, $0.01 par value, authorized 2,000,000 shares, none issued	--	--
Common stock, $0.001 par value; authorized 110,000,000 shares, issued 30,898,600 in 2022 and 2021, outstanding 24,767,118 in 2022 and 25,361,409 in 2021	31	31
Additional paid-in capital	174,561	173,942
Retained earnings (accumulated deficit)	(31,242)	(36,112)
Accumulated other comprehensive loss, foreign currency translation adjustment	(2,423)	(2,375)
Treasury stock	(72,303)	(50,149)
Total shareholders’ equity	68,624	85,337
Total liabilities and shareholders’ equity	$136,233	$157,540

© NRC Health